Exhibit 5.1     Opinion of Robert C. Laskowski, Esq. (regarding legality).

ROBERT C. LASKOWSKI
Attorney at Law
520 SW Yamhill, Suite 600
Portland, Oregon 97204-1329
Telephone:  (503) 241-0780
Facsimile:  (503) 227-2980

 November 8, 2007
To the Board of Directors
Rotoblock Corporation

Gentlemen:

We have acted as counsel for Rotoblock Corporation ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 5,000,000 shares of Company's Common Stock, par value $0.001 per share (the "Shares"), issuable to officers, directors, employees, advisers and consultants. We have reviewed the corporate action of Company in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when  issued and sold pursuant to the Agreement, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ ROBERT C. LASKOWSKI